Form of Legal Opinion

[LAW FIRM LETTERHEAD]

January 29, 2013

Calvert Variable Products, Inc.

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by Calvert Variable Products, Inc., a Maryland corporation with shares of stock having a par value of $0.10 per share (the "Company") established under Articles of Incorporation dated April 1984, as amended effective April 30, 2010 (the "Articles"), for our opinion with respect to certain matters relating to the [ACQUIRING PORTFOLIO] (the "Acquiring Fund"), a series of the Company.  We understand that the Company will be filing an amendment to its Registration Statement on Form N-14 (File No. 333-[●]) for the purpose of registering shares of the Company under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the [MERGING PORTFOLIO] (the “Acquired Fund”), a series of Calvert Variable Series, Inc., in exchange solely for shares of the Acquiring Fund pursuant to an Agreement and Plan of Reorganization included in the Form N-14 Registration Statement (the "Plan").

We have, as counsel, participated in various business and other proceedings relating to the Company.  We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Articles and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bar of the District of Columbia and generally do not purport to be familiar with the laws of the State of Maryland.  Insofar as any opinions set forth herein relate to Maryland law, such opinions are based, with your approval, solely upon our examination of the Annotated Code of Maryland, Maryland General Corporation Law, as amended, entitled “Corporations and Associations Article,” and our understanding of that law.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on April 16, 2010, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Company's Articles and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

Calvert Variable Products, Inc.

January 29, 2013

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

[SIGNATURE OF LAW FIRM]